EXHIBIT 99.2

JLL Increases and Extends Credit Facility
Strong financial profile reinforced with credit facility capacity increase to $2.0 billion, maturity extension to 2020
CHICAGO, February 26, 2015 - Jones Lang LaSalle Incorporated (NYSE:JLL) announced today that it has amended its bank credit facility (the “facility”) to further strengthen the firm’s operating flexibility and align with its 2020 growth strategy.  The borrowing capacity under the new facility has increased to $2.0 billion from $1.2 billion. The maturity has been extended to February 2020 from October 2018.
Pricing will range from LIBOR + 1.00% to LIBOR + 2.05% with initial pricing set at LIBOR + 1.00%, consistent with previous pricing.  With a LIBOR rate of approximately 0.25%, the initial all-in pricing will remain at 1.25%.  Certain other terms and conditions of the facility were amended to provide additional operating flexibility for the firm.
“We are very pleased to amend our credit facility with the support of our long-standing relationship bank group,” said Christie B. Kelly, Chief Financial Officer of JLL. “We are committed to maintaining our financial strength and proud of our investment-grade ratings including our recent Standard & Poor’s upgrade. Our amended facility bolsters our already healthy financial position with higher capacity and an extended maturity aligned with our growth strategy that includes continued, disciplined investments for the long-term benefit of our clients and investors.”
BMO Capital Markets and Bank of America Merrill Lynch were co-lead arrangers, and Barclays, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A. were joint-lead arrangers for this transaction.
About JLL
JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual fee revenue of $4.7 billion and gross revenue of $5.4 billion, JLL has more than 230 corporate offices, operates in 80 countries and has a global workforce of approximately 58,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 3.4 billion square feet, or 316 million square meters, and completed $118 billion in sales, acquisitions and finance transactions in 2014. Its investment management business, LaSalle Investment Management, has $53.6 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	Gayle.Kantro@am.jll.com